Exhibit 10.1

REFINANCING AGREEMENT

by and among

TREES CORPORATION

as the COMPANY,

TCM Tactical Opportunities Fund II LP

as LEAD INVESTOR,

and

the THIRD-PARTY PURCHASERS

identified on the signature page

Signing Date: As of June 20, 2025

REFINANCING AGREEMENT

THIS REFINANCING AGREEMENT (this “Agreement”) is made and entered into as of June 20, 2025 (the “Effective Date”) by and between TREES Corporation, a Colorado corporation (the “Company” or “TREES”), TCM Tactical Opportunities Fund II LP, in its capacity as Lead Investor under that certain SPA (as defined below) and as Senior Secured Lender under the WC/M&A Notes (as defined below) (“Lead Investor” or “TCM”), and the persons and entities identified on the signature page hereof (collectively the “Purchasers”).

RECITALS

WHEREAS, the Company, Lead Investor, and the Purchasers are parties to that certain Securities Purchase Agreement dated September 15, 2022, as amended on December 15, 2023 (the “SPA”);

WHEREAS, in connection with the SPA, the Company issued certain promissory notes and certain warrants to the Lead Investor and to the Purchasers, dated on or about September 16, 2022, as amended on December 15, 2023 (respectively, the “Original Notes” and the “Warrants”);

WHEREAS, to secure the Company’s obligations under the SPA, the Original Notes, and the Warrants, Lead Investor, and the Purchasers entered into that certain Security Agreement dated September 15, 2023, and amended on December 15, 2023 (the “Security Agreement”);

WHEREAS, in exchange for the issuance of certain additional promissory notes (the “WC/M&A Notes”), Lead Investor granted certain loans to the Company to fund working capital needs and certain strategic acquisitions;

WHEREAS, Exhibit A hereto, incorporated herein by reference, contains a detailed list of all Original Notes, and all WC/M&A Notes issued and outstanding immediately prior to the Effective Date, and all definitions thereunder are hereby adopted;

WHEREAS, the Company incurred certain breaches under the SPA, the Original Notes, and the WC/M&A Notes, including non-payment of interest when due, which remain uncured immediately prior to the Effective Date, and would cause the Company to default its obligations thereunder if continuing; and

WHEREAS, the Company and Lead Investor have agreed that, as of the Effective Date, the SPA, the Security Agreement, and the Original Notes shall be amended and restated as set forth herein, and the WC/M&A Notes shall be cancelled and substituted by the First Seniority Secured Note and the Third-Party Purchasers First Seniority Secured Note as defined hereunder;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and undertakings herein contained, the Company, the Lead Investor on its own behalf and on behalf of all Purchasers, each intending to be legally bound hereby, covenant and agree as follows:

AGREEMENT

1.	DEFINITIONS

Acceleration	All outstanding principal, accrued and unpaid interest, unaccrued interest not yet due as if it had become due on the date of occurrence of the Event of Default, fees, costs, expenses, indemnities, and any other amounts owed to TCM by TREES under any of the Notes, the Definitive Agreements, and any future loans made by TCM to TREES, becoming immediately due and payable upon occurrence of an Event of Default, without notice, demand, presentment, protest, or any other formality of any kind being required.

Aging Report	Has the meaning set forth in Section 5.6.

Available Cash Calculation	Means the result of subtracting accounts payable aged 90 days or over (as of the end of the relevant quarter), and the aggregate amount of all checks issued by the Company and not yet cashed, from the cash number available at the end of the relevant quarter.

Available Cash Calculations shall be performed by TCM on a quarterly basis, promptly after the end of each quarter, using all data available under the Information Rights Section of the Refinancing Agreement (as reasonably adjusted).

Consulting Agreement:	That certain Amended and Restated Consulting Agreement of even date herewith by and between TREES and Adam Hershey, a copy of which is annexed hereto as Exhibit F.

Deferred Interest:	As of the Effective Date, the aggregate of (i) all Interest due and payable to TCM under the WC/M&A Notes, (ii) all Interest payable, but not due, under the WC/M&A Notes that would have become due during the period between the Effective Date and the Maturity Date, (iii) all Interest on the New WC/M&A Loans, (iv) all Interest due and Payable to TCM under the Original Notes; (v) all Interest payable, but not due, under the Original Notes that would have become due during the period between the Effective Date and the Maturity Date, all as further set forth in Exhibit B.

Definitive Agreements	All final, binding agreements, instruments, and documents executed and delivered by the parties in connection with the transactions contemplated herein, governing the rights and obligations of TREES and TCM, including, without limitation, loan agreements, promissory notes, security agreements, guarantees, and amendments to any existing documents as required or desirable at TCM’s discretion. Definitive Agreements will include:

“Refinancing Agreement” this agreement, setting forth the transactions begin undertaken between the parties, including the issuance, delivery, and execution of the following documents, all subject to the new Maturity Date: (i) First Seniority Secured Note, (ii) Amended and Restated Original Note, (iii) Third-Party Purchasers First Seniority Secured Note, (iv) Third-Party Purchasers Amended and Restated Original Note; (v) Amendment to the Security Agreement; (vi) Second Amendment to the SPA.

“First Seniority Secured Note” a promissory note subject to the terms hereunder, between TREES as issuer and borrower, and TCM as holder and secured lender, reflecting the Preferred Amount, with a Principal equal to all Deferred Interest plus all Principal on the WC/M&A Notes, plus all Principal on the New WC/M&A Loans, as set forth in Exhibit B.

“Third-Party Purchasers First Seniority Secured Note” those certain promissory notes to be issued by TREES to Purchasers, for Principal equal to their respective deferred interests under the transactions contemplated herein, ranking pari passu with the First Seniority Secured Note.

“Third-Party Purchasers Amended and Restated Original Note” those certain promissory notes issued by TREES to Purchasers (as defined in the SPA), other than TCM, for a principal amount equal to the Principal owed to each applicable Purchaser pursuant to their respective notes issued pursuant to the SPA (as amended and restated from time to time), ranking pari passu with the Amended and Restated Original Note (as defined below), and junior to the First Seniority Secured Note and the Third-Party Purchasers First Seniority Secured Note.

“Amended and Restated Original Note” a promissory note between TREES as issuer and TCM as holder, secured lender, and Lead Investor, for all Principal owed pursuant to the Original Note, ranking junior to the First Seniority Secured Note and the Third-Party Purchasers First Seniority Secured Note.

“Amendment to the Security Agreement” that certain Security Agreement dated September 15, 2023, and amended on December 15, 2023, amended to include all obligations under the First Seniority Secured Note, the Amended and Restated Original Note, all Third-Party Purchasers First Seniority Secured Notes, and all Third-Party Purchasers Amended and Restated Original Notes as secured obligations thereunder.

Event of Default	The occurrence of any of the following events without the requirement of notice, demand, or any cure period, causing immediate Acceleration: (a) the Company fails to pay any amounts due under the Definitive Agreements, whether at the Maturity Date, upon Acceleration, or otherwise; (b) the Company breaches, fails to perform, observe or maintain, either in whole or in part, any of the Covenants set forth in Section 3 of the Refinancing Agreement; (c) any representation or warranty of the Company made in the Definitive Agreements, or otherwise in connection herewith, shall be false or misleading in any material respect at any time after the Effective Date, provided that TCM shall provide Company with five (5) days advance notice that TCM intends to declare that such representation or warranty was breached by the Company; (d) the Company or any subsidiary shall make an assignment for the benefit of creditors or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed; (e) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary, which proceedings are not dismissed within ninety (90) days after institution; (f) the Company commences any dissolution, liquidation or winding up of Company.

Existing Indebtedness	Any and all obligations, liabilities, or debts of TREES incurred on or before the Effective Date, whether existing or future, direct or indirect, contingent or otherwise, including any pay. This includes, but is not limited to, loans, credit facilities, promissory notes, bonds, lease obligations, and any other financial obligations, as well as any accrued interest, fees, or penalties associated therewith. Such indebtedness includes both secured and unsecured obligations owed to financial institutions, private lenders, suppliers, or other third parties and shall encompass all refinancing, renewals, extensions, or modifications thereof, especially any and all notes issued by TREES to third parties pursuant to the SPA.

First Seniority	The Preferred Amount shall at all times rank senior in right of payment and priority to any and all other indebtedness, liabilities, or obligations of TREES, existing as of the Effective Date or arising thereafter, including but not limited to Existing Indebtedness, and payables in ordinary course, regardless of the nature, timing, or manner in which such other obligations were incurred, and regardless of whether they were incurred in the ordinary course of business or otherwise.

TREES shall not, except as provided in this Agreement, under any circumstances, directly or indirectly, make any payment, prepayment, distribution, or other transfer in respect of any obligation, unless and until all the Preferred Amount has been indefeasibly paid in full in cash, except for payments allowed under the Definitive Agreements.

Additionally, except with respect to Permitted Liens, TREES shall not permit any lien, security interest, or other encumbrance to exist on any of its assets, and that certain Security Agreement, dated September 15, 2023, as amended on December 15, 2023, shall be amended so that obligations secured therein include the Preferred Amount, and payment of the Liquidation Preference, with First Seniority.

Material Adverse Effect	Means (a) a material adverse effect on the business, assets, operations, liabilities (actual or contingent), condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole; (b) a material adverse effect on the ability of the Company to perform its obligations under any of the Definitive Agreements; or (c) a material adverse effect on the validity, perfection, priority or enforceability of the rights or remedies of the Lead Investor under any of the Definitive Agreements.

Maximum Available Cash Calculation	Means any instance when the result of an Available Cash Calculation is equal to $1,500,000.00 (positive one million five hundred thousand) or higher.

Minimum Available Cash Calculation	Means any instance when the result of an Available Cash Calculation is equal to $(550,000.00) (negative five hundred and fifty thousand) or lower.

Liquidation Preference	The result of the Preferred Amount being multiplied by two (2), upon the occurrence of an Event of Default or a Liquidity Event.

Liquidity Event	Without duplication with respect to any Event of Default, any proposal by TREES, through management, the board of directors, or otherwise, related to any transaction or series of transactions that results in a material influx of proceeds for TREES, its management, its directors, and/or its shareholders of any kind, including without limitation material assets sales, issuance of securities, either as a public offering or otherwise, any equity or debt financing, refinancing, recapitalization, or restructuring.

Preferred Amount	Calculated as of the day before closing of the relevant Event of Default or Liquidity Event, as if becoming due and payable immediately thereafter due to Acceleration, the sum of: (i) Deferred Interest, (ii) all Principal on the WC/M&A Notes and on the New WC/M&A Loans; (iii) Default Interest, if any; (iv) any costs due and payable to TCM upon Acceleration of any of the Notes, and the Definitive Agreements; and (v) any direct costs incurred by TCM as a result of the Liquidity Event, including but not limited to attorneys’ fees.

2.	AMENDMENT TO EXISTING AGREEMENTS; ORIGINAL NOTES; ISSUANCE OF NEW NOTES; CONSULTING AGREEMENT

2.1.	Amendment and Restatement of the Securities Purchase Agreement. The parties agree to amend and restate the SPA, by Lead Investor and Company entering into the Second Amendment to the Securities Purchase Agreement (the “Second Amendment to the SPA”) in the form attached hereto as Exhibit C, which shall supersede the SPA as of the Effective Date.

2.2.	Amendment to the Security Agreement. The parties agree to amend the Security Agreement, effective as of the Effective Date, by the Company and Lead Investor executing the Amendment to the Security Agreement in the form attached hereto as Exhibit D.

2.3.	Amendment and Restatement of Original Notes. On or before the Effective Date, the Company and TCM shall enter into the Amended and Restated Original Note, and the Company and each Purchaser shall enter into the corresponding Third-Party Purchasers Amended and Restated Original Note, in each case substantially in the form attached hereto as Exhibit E.

2.4.	First Seniority Secured Notes. On or before the Effective Date, the Company and TCM shall enter into the First Seniority Secured Note, and the Company and each Purchaser shall enter into the corresponding Third-Party Purchasers First Seniority Secured Note, in each case substantially in the form attached hereto as Exhibit F.

2.5.	Cancellation of WC/M&A Notes. Immediately after execution and delivery of all Definitive Agreements, the WC/M&A Notes outstanding immediately prior to the Effective Date shall be cancelled, extinguished, and of no further force or effect, and the Company shall be deemed to have satisfied all its obligations thereunder.

2.6.	Consulting Agreement. TCM acknowledges that the Company has entered into the Consulting Agreement. As long as the Consulting Agreement is not amended, supplemented, or terminated by the Board of Directors of the Company for Cause, or by the Consultant (as defined in the Consulting Agreement), then TCM shall take all necessary or appropriate actions to cause the Liquidation Fees (as defined in the Consulting Agreement) to be paid in accordance with the provisions thereunder.

3.	COVENANTS

As of the Effective Date, and until fully discharging its obligations under all Definitive Agreements, the Company covenants and agrees with TCM that:

3.1.	Affirmative Covenants. the Company shall, and shall cause each of its subsidiaries to, at all times:

3.1.1.	Preservation of Existence, Etc. Maintain and preserve (i) its existence as a legal entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, and (ii) all rights, privileges, licenses, permits, franchises, patents, copyrights, trademarks and tradenames necessary or desirable in the normal conduct of its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

3.1.2.	Compliance with Laws. Comply with all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over it or its properties, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and such breach continues for a period of thirty (30) days after written notice thereof to the Company from TCM.

3.1.3.	Financial Statements and Other Information. Furnish to the Lead Investor either at the end of the relevant period set forth below, or promptly thereafter, the following information, prepared using commercially reasonable efforts to comply with GAAP in all material respects:

(a)	Quarterly: Unaudited Income Statement, Balance Sheet, and Statement of Cashflows.

(b)	Monthly: Estimated Income Statement, Balance Sheet, and Aging Report (as defined in Section 5.6. below.

(c)	Weekly: 13-week Projected Statement of Cashflows.

(d)	Upon Request (minimum of monthly): one-hour sessions between TCM agents and the Company’s management team for questions on financial performance, projections, and strategies, relevant to assess the Company’s ability to fulfill its obligations under the Definitive Agreements at TCM’s reasonable discretion.

It shall not be a breach of this covenant unless and until such breach continues for a period of thirty (30) days after written notice thereof to the Company from TCM.

3.1.4.	Insurance. Maintain insurance coverage with financially sound and reputable insurers, policies with respect to its properties and business against loss or damage of the kinds customarily insured against by companies of established reputation engaged in the same or similar businesses, of such types and in such amounts as are customary for such companies. It shall not be a breach of this covenant unless and until such breach continues for a period of thirty (30) days after written notice thereof to the Company from TCM.

3.1.5.	Payment of Taxes; Claims; Accounts Payable. Pay and discharge, as the same shall become due and payable, and to the extent permitted under the Definitive Agreements, all material obligations and liabilities, including but not limited to accounts payable, all taxes, assessments and governmental charges upon it or its properties, except to the extent contested in good faith by appropriate proceedings and for which adequate reserves have been established.

3.2.	Negative Covenants. Neither the Company nor any subsidiary shall, directly or indirectly:

3.2.1.	Indebtedness. Create, incur, assume or otherwise become liable with respect to any Indebtedness, except for the following (“Permitted Indebtedness”): (i) indebtedness under the Definitive Agreements; (ii) Existing Indebtedness; (iii) unsecured trade payables and accrued expenses incurred in the ordinary course of business and paid when due; (iv) other indebtedness approved in writing by the Lead Investor.

3.2.2.	Liens. Create, incur, assume or permit to exist any lien on any property or assets, whether now owned or hereafter acquired, except for the following (“Permitted Liens”): (i) liens under the Amendment to the Security Agreement; (ii) liens for taxes, assessments or governmental charges not yet due or being contested in good faith by appropriate proceedings.

3.2.3.	Payments Outside the Ordinary Course. Pay or make any payment, prepayment, redemption, acquisition for value, exchange or other retirement of any Existing Indebtedness or liabilities, existing now or in the future, or settle, compromise or pay any claims, obligations or litigation, except: (i) payments of trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (ii) settlements of litigation or claims involving payments not exceeding $50,000.00 in the aggregate in any fiscal year, (iii) any payments relating to vendors/items set forth on Schedule A annexed hereto, as long as reasonably consistent with the amounts set forth therein, or (iv) other payments consented to in writing by the Lead Investor.

3.2.4.	Fundamental Changes; Change of Control. Merge, consolidate or amalgamate with any other person or entity, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets (in a single transaction or series of transactions), or permit a Change of Control to occur. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following after the Effective Date: (i) any person, entity, or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall have acquired beneficial ownership of more than 50% of the voting securities of the Company, or the power to direct the management or policies of the Company (whether through ownership of voting securities, by contract or otherwise); (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by individuals who were not members of the board as of the Effective Date, it being understood and agreed that in the event of any Board member resignation(s), at any time or from time to time, any such vacancy(ies) when filled by the majority of the then-remaining Board shall not constitute a Change of Control; (iii) the Borrower shall cease to own, directly or indirectly, more than 50% of the voting securities or equity interest of its subsidiaries; (iv) the Company shall sell, lease, transfer or otherwise dispose of (in one transaction or a series of related transactions) all or substantially all of its assets or any material cannabis licenses, permits or authorizations necessary for the conduct of its business; (v) any revocation, termination, suspension, or other loss of any cannabis license, permit, or authorization necessary for the operation of any material portion of the Company’s business, or any transfer or assignment of such license, permit, or authorization without the prior written consent of the Lead Investor.

3.2.5.	Key Person Events. Terminate other than for cause, as determined in good faith by the Board of Directors, Adam Hershey as the Chief Executive Officer of the Company (the “Key Person”) unless: (i) the Company appoints a replacement reasonably acceptable to the Lead Investor immediately upon occurrence of such event; and (ii) during the period between such event and the appointment of the replacement, the Company provides interim management reasonably acceptable to the Lead Investor.

3.3.	Financial Covenants. The Company shall at all times:

3.3.1.	Minimum Available Cash Calculation. At all times after the Effective Date, the Company shall maintain the Available Cash Calculation at or above the Minimum Available Cash Calculation. Breach of this covenant shall occur only upon thirty (30) days prior written notice from Lead Investor to the Company.

3.3.2.	Maximum Available Cash Calculation. At any time when the Available Cash Calculation results in the Maximum Available Cash Calculation, the Company shall, within ten (10) business days thereafter, pre-pay the First Seniority Secured Note and the Third-Party Purchasers First Seniority Secured Note, on a pro-rata basis, in an amount of $250,000.00, plus any remainder of cash over the Maximum Available Cash Calculation after subtracting the referred pre-payment from the result of the relevant Available Cash Calculation. It shall not be a breach of this covenant unless and until such breach continues for a period of fifteen (15) days after written notice thereof to the Company from TCM.

4.	REPRESENTATIONS AND WARRANTIES OF THE LEAD INVESTOR AND THE PURCHASERS

The Lead Investor and each Purchaser respectively represents and warrants to the Company that:

4.1.	Authority. They have the requisite power and authority to enter into and perform their obligations under this Agreement and all Definitive Agreements, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action and no further consent or authorization of any Purchaser or Lead Investor is required. This Agreement constitutes the valid and binding obligation of the Purchaser and of the Lead Investor enforceable against it in accordance with its terms.

4.2.	Accredited Investor. Lead Investor and Purchaser are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

4.3.	No Bad Actor Disqualification. Neither the Purchaser, the Lead Investor, nor any of their respective affiliates are subject to a “bad actor” disqualification under Rule 506(d) of SEC Regulation D which would make the provisions of Rule 506(b) of SEC Regulation D unavailable for the sale of Class A Shares pursuant to this Agreement.

4.4.	No Tax Advice. The Purchasers and the Lead Investor confirm that they have read the terms of the Definitive Agreements, and have had an opportunity to consult with their respective legal counsel and tax advisors.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Lead Investor and the Purchasers that:

5.1.	Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to carry on its business under its governing documents, the laws and regulations of the State of Colorado, and all other applicable laws. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect.

5.2.	Authority. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and all Definitive Agreements. The execution and delivery of the Definitive Agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Definitive Agreements have been duly executed and delivered by the Company and constitute a valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms.

5.3.	Business Licenses. As of the Effective Date, all of Company’s licenses are in good standing and condition and free and clear from any claims, disputes, investigations, or litigation.

5.4.	Disclosure of Material Contracts. As of the date of Closing, the Company’s SEC filings include true correct and complete copies of any material contracts to which Company is a party or which bind or affect its assets and are required to be so disclosed, and no other contracts that would have otherwise be subject to disclosure have been entered into by the Company between March 15, and the Effective Date. The Company is not in default in any material respect in the payment or performance of any of its contractual obligations.

5.5.	No Employment Disputes. There are no material employment related disputes, grievances, or disciplinary actions pending or threatened, by or between the Company and any of its employees or contractors.

5.6.	Accounts Receivable and Accounts Payable. A true and correct list of the cash balance, accounts receivable, and accounts payable of the Company, in each case categorized based on the length of time such amounts have been outstanding or unpaid, including at a minimum the following aging categories: current (not yet due or due on the date of the relevant report), 1–30 days past due, 31–60 days past due, 61–90 days past due, and over 90 days past due (hereinafter the “Aging Report”) has been furnished to Lead Investor. All of the accounts receivable of the Company are actual and bona fide accounts receivable representing obligations for the total dollar amount thereof showing on the Company’s balance sheet and are not subject to any recoupments, set-offs or counterclaims and are collectible in the ordinary course of business. All accounts payable of Company have arisen from bona fide transactions in the ordinary course of business and are to be paid in accordance with normal trade practice.

5.7.	Effect of Agreements. The execution, delivery and performance by the Company of the Definitive Agreements will not violate the charter documents, bylaws or formation documents of the Company or any law to which the Company is subject, or any judgment, award or decree or any material indenture, material agreement or other material instrument to which the Company is a party, or by which the Company or its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien of any nature whatsoever upon any of the properties or assets of the Company, except to the extent the effect thereof will not be materially adverse to the Company’s ability to fulfill its obligations under the Definitive Agreements.

5.8.	Legal Proceedings. There is no order or action pending, or, to the knowledge of the Company, threatened against or affecting the Company, in connection with the Company’s performance hereunder. There is no matter as to which the Company, or, to the knowledge of the Company, any affiliate of the Company has received any notice, claim or assertion which otherwise has been threatened against or affecting the Company in connection with its performance hereunder.

5.9.	Tax Returns. The Company has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, excepting therefrom, any such charges which are being contested by the Company in good faith in appropriate proceedings after the posting of adequate reserves on the Company’s books to cover the costs thereof. The provision for taxes on the books of Company are adequate for all years not closed by applicable statutes, and for its current fiscal year, and the Company has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

6.	MISCELLANEOUS

6.1.	Governing Law. This Agreement and all other Definitive Agreements shall be governed by and interpreted in accordance with the laws of the State of Colorado without regard to the principles of conflicts of law (whether of the State of Colorado or any other jurisdiction).

6.2.	Exclusive Jurisdiction. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall only be commenced in the state and federal courts sitting in the County of Denver, Colorado (the “Colorado Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Colorado Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement or any other Definitive Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Colorado Courts, or such Colorado Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law.

6.3.	JURY TRIAL WAIVER. THE COMPANY, THE LEAD INVESTOR AND THE PURCHASERS HEREBY IRREVOCABLY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH DEFINITIVE AGREEMENTS.

6.4.	Notices. Any notices, consents, waivers or other communications required or permitted to be given hereunder must be in writing and will be deemed to have been given (i) upon receipt, when delivered personally or via email to the email address designated below; (ii) three days after being sent by U.S. certified mail, return receipt requested; or (iii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

The addresses for such communications shall be:

If to the Company:

TREES Corporation

215 Union Boulevard, Suite 415

Lakewood, CO 80228

Attention: David R. Fishkin, General Counsel

dfishkin@treescann.com

If to the Lead Investor:

TCM Tactical Opportunities Fund II, LP

4 International Drive, Suite 230

Rye Brook, NY 10573

Attention: Peter Troob

ptroob@troobcapital.com

With copy to:

Miller Shah, LLP

Attention: Alfonso Vilaboa, Esq.

amvilaboa@millershah.com

If to Purchasers: to the address of each Purchaser as set forth on the signature page hereto.

6.5.	Assignment. This Agreement and all Definitive Agreements shall be binding upon and inure to the benefit of the Company, the Lead Investor, and the Purchasers and their respective successors. No assignment may be made without the prior written approval of the Lead Investor. However, Lead Investor shall be entitled to assign any Definitive Agreement to its affiliates without the need of consent by the Company or any of the Purchasers.

6.6.	No Third Party Beneficiaries. This Agreement and all Definitive Agreements are intended for the benefit of the Company, the Lead Investor, and relevant Purchaser, and their respective successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

6.7.	Entire Agreement. This Agreement, along with all Definitive Agreements, together with the exhibits and schedules hereto and thereto, contain the entire understanding of the Company, the Lead Investor, and the Purchasers with respect to the matters covered herein and therein and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.8.	Fees and Expenses. Except as expressly set forth herein or any other writing to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing, the Lead Investor shall be reimbursed by the Company for up to $25,000 for actual legal fees incurred by the Lead Investor in connection with the review and negotiation of the Definitive Agreements.

6.9.	Counterparts. Definitive Agreements may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. All Definitive Agreements may be delivered to the other parties thereto by e-mail of a copy of the relevant agreement bearing the signature of the parties so delivering such agreement or instrument.

6.10.	Severability. In the event that any provision of this Agreement or any other Definitive Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement or such other Definitive Agreement, as applicable, shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of the transactions contemplated herein to any party.

6.11.	Amendments; Waivers. Any term of this Agreement, the First Seniority Secured Note, the Third-Party Purchasers First Seniority Secured Note, the Amended and Restated Original Note, the Third-Party Purchasers Amended and Restated Original Note, the Second Amendment to the SPA, or the Amendment to the Security Agreement may be amended, and the observance of any term of any Definitive Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company, and the Lead Investor only. Any waiver or amendment effected in accordance with this Section 6.11 will be binding upon each party to the corresponding agreement or instrument, regardless of whether such party consented to its terms.

6.12.	Indemnification. Each party hereto (as the case may be, the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party and its affiliates and their respective officers, directors, employees, representatives and agents (collectively the “Indemnitees”; each, an “Indemnitee”) in respect of any and all losses incurred by any Indemnitee arising out of or as a result of any: (i) inaccuracy or misrepresentation in or breach of any representation or warranty made by the Indemnifying Party in this Agreement; (ii) breach of any covenant or agreement made by the Indemnifying Party in this Agreement; (iii) costs and expenses of any Indemnitees (including reasonable attorneys’ fees and amounts paid in settlement) reasonably incurred in connection with any legal proceedings arising out of any of the foregoing, or in enforcing this indemnification.

[Signature page follows on the next page]

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be executed as of the date set forth above.

TREES CORPORATION

By:
Name:	Adam Hershey
Title:	Chief Executive Officer

TCM TACTICAL OPPORTUNITIES FUND II LP

By:	Troob Capital Advisors LLC as Investment Manager

By:
Name:	Peter Troob
Title:	Managing Member

Schedule A

Name of Party	Amount
Bottom Line Concepts LLC	$159,838.09
Courier Plus Inc. dba Dutchie	$31,430.00
Dalton Farms	$100,000.00
Green Co2 Systems	$26,697.62
Grown Rogue Gardens	$121,106.50
Haynie & Company	$96,450.00
Hoodview Cannabis, LLC	$95,914.40
Internal Revenue Service	$42,285.37
Leonard C Pardue	$78,354.86
Oregon Employment Department	$9,812.50
Peak Asset Management	$22,879.57
Super Farm LLC	$52,381.25
D&O Insurance	$100,000.00

Exhibit A

List of Original Notes and WC/M&A Notes

Senior Secured Convertible Promissory Note issued on September 16, 2022, as amended on December 15, 2023 (the “Original Note” and together with all promissory notes issued by TREES pursuant to the SPA, jointly the “Original Notes”)

-	Senior Secured Promissory Note issued December 15, 2023, as amended and restated on June 15, 2024 (the “First WC Note”)

-	Senior Secured Promissory Note issued on June 15, 2024 (the “Second WC Note”)

-	Senior Secured Promissory Note issued on November 8, 2024 (the “M&A & WC Note” and together with the First WC Note, and the Second WC Note, jointly “WC/M&A Notes”)

The Original Notes and the WC/M&A Notes are jointly referred to as the “Notes”

Exhibit B

Principal on First Seniority Secured Note & Third-Party Purchasers First Seniority Secured Note

Instrument	Principal (Total)	Interest (Total)	Principal (TCM)	Interest (TCM)
Original Notes (Interest To Be Due Between 12/15/24 – 3/15/26)		$1,518,750		$1,174,863
Original Notes (Previously Deferred Interest Payable Between 12/15/24 – 3/15/26)		$845,438		$654,007
WC/M&A Notes (Principal)	$2,250,000		$2,250,000
WC/M&A Notes (Interest Due From 11/8/24 – 12/15/24)		$15,417		$15,417
WC/M&A Notes (Interest To Be Due Between 12/15/24 – 3/15/26)		$337,500		$337,500
New WC/M&A Loans (Principal)	$2,125,000		$2,125,000
New WC/M&A Loans (Interest To Be Due Between 4/16/2025 – 3/15/26 corresponding to the $250,000.00 disbursed on 4/16/2025)		$27,417.00		$27,417.00
New WC/M&A Loans (Interest To Be Due Between 6/20/2025 – 3/15/26 corresponding to the $1,875,000.00 funded on or about 6/20/2025)		$165,625.00		$165,625.00
Total Principal on First Seniority Secured Note			$6,749,829.00
Total Principal on Third-Party Purchasers First Seniority Secured Notes (aggregate)	$535,318.00

Exhibit C

Second Amendment to SPA

SECOND AMENDMENT TO THE SECURITIES PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO THE SECURITIES PURCHASE AGREEMENT (this “Amendment”) is entered into as of June 20, 2025, by and between TREES Corporation, a Colorado corporation (the “Company”), and TCM Tactical Opportunities Fund II LP, in its capacity as Lead Investor under that certain Refinancing Agreement of even date herewith, to which this Amendment is attached (hereinafter the “Refinancing Agreement”).

RECITALS

WHEREAS, the Company, Lead Investor, and the Purchasers have entered into the Refinancing Agreement on even date herewith, whereby, among other things, the Company is issuing those certain promissory notes defined as (i) the Amended and Restated Original Note, (ii) the Third-Party Purchasers Amended and Restated Original Notes (jointly with the Amended and Restated Original Note, the “Restated Original Notes”), (iii) the First Seniority Secured Note, and (iv) the Third-Party Purchasers First Seniority Secured Note (jointly with the First Seniority Secured Note, the “First Seniority Notes”).

WHEREAS, the Company, Lead Investor, and the Purchasers are parties to that certain Securities Purchase Agreement dated September 15, 2022, as amended on December 15, 2023 (the “SPA”), governing the sale of certain securities by the Company to the Lead Investor and the Purchasers;

WHEREAS, the terms of the Refinancing Agreement and the issuance of the Restated Original Notes supersede or substitute certain terms in the SPA, and for purposes of clarity the parties consider it to be in their best interest to amend the SPA accordingly;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and undertakings herein contained, the Company, the Lead Investor on its own behalf and on behalf of all Purchasers, each intending to be legally bound hereby, covenant and agree as follows:

AMENDMENT TO THE SPA

1.	Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Refinancing Agreement.

2.	Amendment to the Definition of Notes. “Notes” under the SPA shall mean the “Restated Original Notes,” and all references to “Notes” throughout the SPA shall be deemed to be made to the Restated Original Notes.

3.	Consistency; Interpretation. As of the Effective Date, the SPA shall be deemed amended, to the extent necessary, to permit, account for, allow, and contemplate all transactions in the Refinancing Agreement. To the extent that there is an inconsistency between the terms of the SPA, and the terms of the Refinancing Agreement, the terms in the Refinancing Agreement shall govern. For the avoidance of doubt, no breach of the SPA shall exist solely because of the entering into, execution, delivery, and performance of the Definitive Agreements.

4.	No Other Amendments. The Company and the Purchasers agree that this Amendment is being entered into pursuant to, and in compliance with, the provisions of Section 7.13 of the Agreement. The parties agree that other than as amended hereby, all terms of the SPA shall remain in full force and effect as set forth in the respective documents.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be executed as of the date set forth above.

TREES CORPORATION

By:
Name:	Adam Hershey
Title:	Chief Executive Officer

TCM TACTICAL OPPORTUNITIES FUND II LP

By:	Troob Capital Advisors LLC as Investment Manager

By:
Name:	Peter Troob
Title:	Managing Member

Exhibit D

Amendment to Security Agreement

SECOND AMENDMENT TO THE SECURITY AGREEMENT

THIS SECOND AMENDMENT TO THE SECURITY AGREEMENT (this “Amendment”) is entered into as of June 20, 2025 by and between TREES Corporation, a Colorado corporation (the “Company”), and TCM Tactical Opportunities Fund II LP, in its capacity as Lead Investor under that certain Refinancing Agreement of even date herewith, to which this Amendment is attached (hereinafter the “Refinancing Agreement”).

RECITALS

WHEREAS, the Company, Lead Investor, and the Purchasers have entered into the Refinancing Agreement on even date herewith, whereby, among other things, the Company is issuing those certain promissory notes defined as (i) the Amended and Restated Original Note, (ii) the Third-Party Purchasers Amended and Restated Original Notes, (iii) the First Seniority Secured Note, and (iv) the Third-Party Purchasers First Seniority Secured Note (jointly the “Restructured Notes”).

WHEREAS, as an inducement to enter into the Refinancing Agreement, the Company agreed to amend that certain Security Agreement dated September 16, 2022, as amended on December 15, 2023 (the “Security Agreement”) so that all obligations assumed by the Company under the Restructured Notes are secured by the Collateral (as defined in the Security Agreement);

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and undertakings herein contained, the Company, the Lead Investor on its own behalf and on behalf of all Purchasers, each intending to be legally bound hereby, covenant and agree as follows:

AMENDMENT TO SECURITY AGREEMENT

1.	Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them under the Refinancing Agreement.

2.	Amendment to the Definition of Notes. “Notes” under the Security Agreement shall mean “Restructured Notes,” and all references to “Notes” throughout the Security Agreement, including but not limited to that in Section 2 (Liability Secured), shall be deemed to be made to the Restructured Notes as of the Effective Date.

3.	Amendment to the Definition of Collateral. The following paragraph shall be added to Section 3 (Granting Clause) of the Security Agreement:

For the avoidance of doubt, Collateral includes all assets of the Company acquired after September 16, 2022, up to the Effective Date, and all assets to be acquired by the Company after the Effective Date and until payment in full of all obligations under the Restructured Notes.

4.	No Other Amendments. The parties agree that other than as amended hereby, all terms of the Security Agreement shall remain in full force and effect as set forth therein.

[Signature page follows immediately]

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be executed as of the date set forth above.

TREES CORPORATION

By:
Name:	Adam Hershey
Title:	Chief Executive Officer

TCM TACTICAL OPPORTUNITIES FUND II LP

By:	Troob Capital Advisors LLC as Investment Manager

By:
Name:	Peter Troob
Title:	Managing Member

Exhibit E

Form of Amended and Restated Original Note

Principal Amount: [_______]	Issue Date: June 20, 2025

AMENDED AND RESTATED SENIOR SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, TREES CORPORATION, a Colorado corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of [_______], or its registered assigns (the “Holder”) the principal sum of [____________] (_________________) (the “Principal Amount”), along with all Interest due and payable, at maturity or upon Acceleration or otherwise, and as set forth herein.

This Amended and Restated Senior Secured Promissory Note (this “Note”) is executed and delivered by Borrower, pursuant to that certain Refinancing Agreement dated as of the date hereof (as amended, restated, supplemented, or otherwise modified from time to time, the “Refinancing Agreement”), between the Borrower, the Lead Investor, and the Purchasers (as defined therein). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Refinancing Agreement.

This Note amends and restates in its entirety, but does not constitute a novation of, that certain Senior Secured Convertible Promissory Note dated September 16, 2022, as amended on December 15, 2023 (the “Original Note”), executed by the Borrower in favor of the Lender. This Note is issued in substitution for, and not in payment of, the Original Note.

The Principal Amount shall bear interest at the rate of twelve percent (12%) per annum on the aggregate and then outstanding Principal Amount of this Note (“Interest”), only over the period starting on March 15, 2026 and until Maturity (“Interest Period”). Interest for the Interest Period shall be paid quarterly in arrears, on June 15, 2026, and at the Maturity Date as set forth below.

The maturity date of this Note shall be on September 15, 2026, or earlier upon Acceleration (the “Maturity Date”), and is the date upon which the Principal Amount, as well as all accrued and unpaid interest and other fees, shall be due and payable.

Any amount of Principal Amount which is not paid by the Maturity Date, or earlier upon Acceleration, shall bear interest at the rate of the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum amount allowed by law, from the due date thereof until the same is paid (“Default Interest“).

The Borrower shall have the right to prepay all or any portion of this Note without penalty.

All payments due hereunder shall be made in lawful money of the United States of America. All payments shall be made at such an address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

The following additional terms shall also apply to this Note:

ARTICLE I

SENIORITY

1.1 Seniority. This Note shall rank senior in right of payment to all Existing Indebtedness and all Permitted Indebtedness. This note shall rank pari passu with respect to the Third-Party Purchasers Amended and Restated Original Notes or to the Amended and Restated Original Note, as the case may be. This note shall rank junior in right of payment to the First Seniority Secured Note and the Third-Party Purchasers First Seniority Secured Note.

1.2 Waiver of Defenses. The Borrower hereby waives, to the fullest extent permitted by applicable law, (a) any and all defenses arising by reason of (i) any lack of validity, enforceability, or genuineness of this Note or any Definitive Agreement, (ii) any disability or other defense of any other person, (iii) the cessation from any cause whatsoever of the liability of the Borrower or any other person, or (iv) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower; (b) presentment, demand, protest, notice of dishonor, notice of acceleration, notice of intent to accelerate, and all other notices to which the Borrower might otherwise be entitled; and (c) any right to assert any counterclaim, setoff, recoupment, or similar claim against the Lender in connection with enforcement of this Note. The Borrower acknowledges and agrees that its obligations hereunder are absolute, unconditional, and independent of any claim, defense, or setoff whatsoever, and shall remain in full force and effect without regard to, and shall not be released, discharged, or affected by, any circumstance or condition whatsoever, whether or not the Borrower shall have notice or knowledge thereof.

ARTICLE II

EVENTS OF DEFAULT; REMEDIES

2.1 Events of Default. The occurrence of any of the following events of default shall each be an “Event of Default”, and cause immediate Acceleration:

(a) Failure to Pay Principal and/or Interest. The Borrower fails to pay the Principal Amount or any Interest hereof when due under this Note, whether at the Maturity Date, upon Acceleration, or otherwise.

(b) Breach of Covenants. The Borrower breaches, fails to perform, observe or maintain, either in whole or in part, any of the Covenants set forth in Section 3 of the Refinancing Agreement.

(c) Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in the Refinancing Agreement, or otherwise in connection herewith, shall be false or misleading in any material respect at any time after the Effective Date, provided that Holder shall provide Borrower with five (5) days advance notice that Holder intends to declare that such representation or warranty was breached by the Borrower.

(d) Cross-Default. The Borrower defaults on the payment of any of the First Seniority Secured Note, or the Third-Party Purchaser First Seniority Secured Note, either on maturity, or upon Acceleration.

(e) Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

(f) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower, which proceedings are not dismissed within ninety (90) days after institution.

(g) Liquidation. The Borrower commences any dissolution, liquidation or winding up of Borrower.

2.2 Remedies Upon Default. If an Event of Default shall occur, then the Holder, provided it receives the consent of the Lead Investor (except in connection with an Event of Default resulting from Borrower’s failure to pay the Principal Amount hereof or interest thereon at the Maturity Date for which no consent is required), by written notice to the Borrower, may (i) declare Acceleration of all obligations as set forth in the Refinancing Agreement, without diligence, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and (ii) exercise any and all of its other rights under applicable law and/or hereunder. Any payment pursuant to this Section 2.1 shall be applied first to the interest owed under this Note, second, to any other obligations (other than principal) owed hereunder and lastly to the principal balance of this Note.

ARTICLE III

MISCELLANEOUS

3.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges.

3.2 Notices. Any notices, consents, waivers or other communications required or permitted to be given hereunder must be in writing and will be deemed to have been given (i) upon receipt, when delivered personally or via email to the email address designated below; (ii) three days after being sent by U.S. certified mail, return receipt requested; or (iii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be those set forth in the Refinancing Agreement.

3.3 Amendments. Except for the Borrower’s obligations to repay the outstanding Principal Amount and any accrued and unpaid interest, the terms of this Note, including the Maturity Date and the interest rate, may be modified with the written consent of the Borrower and the Lead Investor.

3.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. This Note may not be transferred, except for Lead Investor to any of its affiliates.

3.5 Costs and Expenses. Borrower shall pay Holder’s reasonable expenses in connection with the transactions contemplated hereunder. After the occurrence of an Event of Default, Borrower agrees to pay Holder for all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Holder in connection with the enforcement of this Note.

3.6 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to the principles of conflict of laws thereof.

3.7 Exclusive Jurisdiction. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall only be commenced in the state and federal courts sitting in Denver County, State of Colorado (the “Colorado Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Colorado Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Colorado Courts, or such Colorado Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

3.8 JURY TRIAL WAIVER. THE BORROWER AND THE HOLDER HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.

3.9 Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

** signature page to follow **

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer on the Issue Date.

TREES Corporation

By:
Name:	Adam Hershey
Title:	Chief Executive Officer

Exhibit E

Form of First Seniority Secured Note & Third-Party Purchaser First Seniority Secured Note

Principal Amount: $ [______]	Issue Date: June 20, 2025

FIRST SENIORITY SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, TREES CORPORATION, a Colorado corporation (the “Borrower”), hereby promises to pay to the order of [________] or its registered assigns (the “Holder”) the principal sum of $[__________] (____________) (the “Principal Amount”), at maturity or upon Acceleration or otherwise as set forth herein.

This First Seniority Secured Promissory Note (this “Note”) is executed and delivered by Borrower, pursuant to that certain Refinancing Agreement dated as of the date hereof (as amended, restated, supplemented, or otherwise modified from time to time, the “Refinancing Agreement”), between the Borrower, the Lead Investor, and the Purchasers (as defined therein). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Refinancing Agreement.

The maturity date of this Note shall be on March 15, 2026, or earlier upon Acceleration (the “Maturity Date”), and is the date upon which the Principal Amount, as well as all accrued and unpaid interest and other fees, shall be due and payable.

Any amount of Principal Amount which is not paid by the Maturity Date, or earlier upon Acceleration, shall bear interest at the rate of the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum amount allowed by law, from the due date thereof until the same is paid (“Default Interest”).

The Borrower shall have the right to prepay all or any portion of this Note without penalty.

All payments due hereunder shall be made in lawful money of the United States of America. All payments shall be made at such an address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

The following additional terms shall also apply to this Note:

ARTICLE I

SENIORITY

1.1 Seniority. This Note shall rank senior in right of payment to (i) all Existing Indebtedness, (ii) all Permitted Indebtedness, (iii) the Amended and Restated Original Note, and (iv) the Third-Party Purchasers Amended and Restated Original Notes. This Note shall rank pari passu with respect to the Third-Party Purchasers First Seniority Secured Note or the Frist Seniority Secured Note as the case may be.

1.2 Liquidation Preference. At the earlier of (a) the Maturity Date, (b) Acceleration upon occurrence of an Event of Default, or (c) the occurrence of a Liquidity Event, all outstanding obligations hereunder, including all Principal, Default Interest, fees, expenses, and all other amounts payable by the Borrower to the Lender under this Note and the Refinancing Agreement (collectively, the “Outstanding Amount”), shall become immediately due and payable, and the Lender shall be entitled to receive, in lieu of payment of the Outstanding Amount alone, an amount equal to two (2) times the Outstanding Amount (such amount, the “Liquidation Preference”). The Borrower hereby irrevocably agrees that upon the triggering of the Liquidation Preference pursuant to this Section, the Liquidation Preference shall constitute the amount immediately due and payable under this Note without the necessity of any further demand, notice, or other action by the Lender, waiving all defenses at law or in equity related thereto. The Borrower acknowledges and agrees that the Liquidation Preference is intended to compensate the Lender for the difficulty of accurately determining the damages resulting from the nonpayment of the Obligations at maturity or upon acceleration, that such amount is a reasonable estimation of the actual damages that would be incurred by the Lender, and that the Liquidation Preference is not a penalty.

1.3 Waiver of Defenses. The Borrower hereby waives, to the fullest extent permitted by applicable law, (a) any and all defenses arising by reason of (i) any lack of validity, enforceability, or genuineness of this Note or any Definitive Agreement, (ii) any disability or other defense of any other person, (iii) the cessation from any cause whatsoever of the liability of the Borrower or any other person, or (iv) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower; (b) presentment, demand, protest, notice of dishonor, notice of acceleration, notice of intent to accelerate, and all other notices to which the Borrower might otherwise be entitled; and (c) any right to assert any counterclaim, setoff, recoupment, or similar claim against the Lender in connection with enforcement of this Note. The Borrower acknowledges and agrees that its obligations hereunder are absolute, unconditional, and independent of any claim, defense, or setoff whatsoever, and shall remain in full force and effect without regard to, and shall not be released, discharged, or affected by, any circumstance or condition whatsoever, whether or not the Borrower shall have notice or knowledge thereof.

ARTICLE II

EVENTS OF DEFAULT; REMEDIES

1.4 Events of Default. The occurrence of any of the following events of default shall each be an “Event of Default”, and cause immediate Acceleration:

(h) Failure to Pay Principal. The Borrower fails to pay the Principal Amount hereof when due under this Note, whether at the Maturity Date, upon Acceleration, or otherwise.

(i) Breach of Covenants. The Borrower breaches, fails to perform, observe or maintain, either in whole or in part, any of the Covenants set forth in Section 3 of the Refinancing Agreement.

(j) Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in the Refinancing Agreement, or otherwise in connection herewith, shall be false or misleading in any material respect at any time after the Effective Date, provided that Holder shall provide Borrower with five (5) days advance notice that Holder intends to declare that such representation or warranty was breached by the Borrower.

(k) Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

(l) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower, which proceedings are not dismissed within ninety (90) days after institution.

(m) Liquidation. The Borrower commences any dissolution, liquidation or winding up of Borrower.

5.1 Remedies Upon Default. If an Event of Default shall occur, then the Holder, provided it receives the consent of the Lead Investor (except in connection with an Event of Default resulting from Borrower’s failure to pay the Principal Amount hereof or interest thereon at the Maturity Date for which no consent is required), by written notice to the Borrower, may (i) declare Acceleration of all obligations as set forth in the Refinancing Agreement, without diligence, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and (ii) exercise any and all of its other rights under applicable law and/or hereunder. Any payment pursuant to this Section 2.1 shall be applied first to the interest owed under this Note, second, to any other obligations (other than principal) owed hereunder and lastly to the principal balance of this Note.

ARTICLE III MISCELLANEOUS

6.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges.

6.2 Notices. Any notices, consents, waivers or other communications required or permitted to be given hereunder must be in writing and will be deemed to have been given (i) upon receipt, when delivered personally or via email to the email address designated below; (ii) three days after being sent by U.S. certified mail, return receipt requested; or (iii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be those set forth in the Refinancing Agreement.

6.3 Amendments. Except for the Borrower’s obligations to repay the outstanding Principal Amount and any accrued and unpaid interest, the terms of this Note, including the Maturity Date and the interest rate, may be modified with the written consent of the Borrower and the Lead Investor.

6.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. This Note may not be transferred, except for Lead Investor to any of its affiliates.

6.5 Costs and Expenses. Borrower shall pay Holder’s reasonable expenses in connection with the transactions contemplated hereunder. After the occurrence of an Event of Default, Borrower agrees to pay Holder for all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Holder in connection with the enforcement of this Note.

6.6 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to the principles of conflict of laws thereof.

6.7 Exclusive Jurisdiction. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall only be commenced in the state and federal courts sitting in Denver County, State of Colorado (the “Colorado Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Colorado Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Colorado Courts, or such Colorado Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

6.8 JURY TRIAL WAIVER. THE BORROWER AND THE HOLDER HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.

6.9 Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

** signature page to follow **

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer on the Issue Date.

TREES Corporation

By:
Name:	Adam Hershey
Title:	Chief Executive Officer

Exhibit F

Amended and Restated Consulting Agreement for Adam Hershey

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (“Agreement”) dated as of June 20, 2025, is entered into by and between TREES Corporation, having an address at 215 Union Boulevard, Suite 415, Lakewood, CO 80228 (the “Company”), and Hershey Management 1, LLC, having an address at 3800 Washington Road, Suite 204, West Palm Beach, FL 33405 (“Consultant”).

WHEREAS, Consultant has served as the Interim Chief Executive Officer of the Company since May 2021;

WHEREAS, Consultant and the Company entered into a consulting agreement as of September 16, 2022 (the “Original Agreement”);

WHEREAS, the parties desire to amend and restate the Original Agreement as set forth herein; and

WHEREAS, the Company desires to continue to retain Consultant, and Consultant desires to be so retained, in such capacity as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.	Agreement to Provide Services; Reimbursement of Expenses. The Company hereby agrees to continue retaining Consultant, and Consultant hereby agrees to continue to serve, as the Interim Chief Executive Officer of the Company for the Term (as defined in Section 5 below), in accordance with the terms and conditions set forth below and as further specified in this Agreement (the “Services”).

2.	Board of Directors. Consultant shall report directly to the Board of Directors of the Company (“Board”) or Chairman thereof.

3.	Compensation. In consideration for the Services to be provided under this Agreement by Consultant, the Company hereby agrees to:

a.	Pay Consultant a consulting fee equal to $200,000 per annum, payable in equal monthly installments; and

b.	Issue to Consultant shares of common stock, par value $0.01 per share (“Common Stock”) equal to 10% of the fully-diluted issued and outstanding Common Stock (“Hershey Shares”). The Hershey Shares will be issued to Consultant over a period of two (2) years, in eight (8) equal quarterly installments commencing June 1, 2025 and continuing on the first calendar day of each successive quarter thereafter; provided, that in the event of Consultant’s termination for Cause (as hereinafter defined), or upon Consultant’s voluntary resignation, no further Hershey Shares shall be issued after such date of termination. All Hershey Shares shall be subject to two-year vesting from the date of issuance, subject to earlier vesting upon a Change of Control (as hereinafter defined). Furthermore, upon a Liquidation Event (as defined in Section 10 below), no further Hershey Shares shall be issued.

c.	“Cause” means (i) the commission of fraud or embezzlement on the part of Consultant; or (ii) a material failure by Consultant to discharge his duties, responsibilities and obligations under this Agreement or as directed by the Board after Consultant shall have been notified of such failure and shall have had ten (10) days from receipt of such notice to cure such failure.

d.	“Change of Control” has the definition as set forth in the Company’s 2020 Omnibus Incentive Plan.

e.	Consultant expressly agrees and acknowledges that with respect to such Hershey Shares, they shall be allocated as follows:

i.	7.5% to Consultant; and

ii.	The remaining 2.5% to be distributed at the direction and discretion of Consultant.

4.	Liquidation of Company – Special Provisions. In the event at any time or from time to time of the earlier to occur of a (i) Liquidation Event of the Company (as defined below) or (ii) a Change of Control (as defined below), Consultant shall be promptly paid an amount equal to ten percent (10%) of all Net Proceeds (as defined below) received by the Company in respect of such Liquidation Event or Change of Control (“Liquidation Fees”). If with respect to a series of events in which each individual event constitutes a Liquidation Event, or a Change of Control, as the case may be, Consultant shall be paid the applicable Liquidation Fee as and when the Liquidation Event(s) or Change of Control event(s) occur.

Consultant expressly agrees and acknowledges that with respect to such Liquidation Fees, they shall be allocated as follows:

a.	7.5% to Consultant; and

b.	The remaining 2.5% to be distributed at the direction and discretion of Consultant.

For purposes of this Section 4 only, “Change of Control” means the occurrence of any of the following: (i) any person, entity, or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall have acquired beneficial ownership of more than 50% of the voting securities of the Company, or the power to direct the management or policies of the Company (whether through ownership of voting securities, by contract or otherwise); (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by individuals who were not members of the board as of the Effective Date, it being understood and agreed that in the event of any Board member resignation(s), at any time or from time to time, any such vacancy(ies) when filled by the majority of the then-remaining Board shall not constitute a Change of Control; (iii) the Borrower shall cease to own, directly or indirectly, more than 50% of the voting securities or equity interest of its subsidiaries; (iv) the Company shall sell, lease, transfer or otherwise dispose of (in one transaction or a series of related transactions) all or substantially all of its assets or any material cannabis licenses, permits or authorizations necessary for the conduct of its business; (v) any revocation, termination, suspension, or other loss of any cannabis license, permit, or authorization necessary for the operation of any material portion of the Company’s business, or any transfer or assignment of such license, permit, or authorization without the prior written consent of the Lead Investor.

For purposes of this Section 4 only, “Liquidation Event” without duplication with respect to any Change of Control, any proposal by TREES, through management, the board of directors, or otherwise, related to any transaction or series of transactions that results in a material influx of proceeds for TREES, its management, its directors, and/or its shareholders of any kind, including without limitation material assets sales, issuance of securities, either as a public offering or otherwise, any equity or debt financing, refinancing, recapitalization, or restructuring.

For purposes of this Section 4 only, “Net Proceeds” means gross proceeds received by the Company (it being understood that pro rata payment of all debt as set forth in that certain Refinancing Agreement of even date herewith, in accordance with the payment priorities set forth therein (“Senior Debt”), will occur on or about the same time as the triggering event), minus applicable legal, tax, accounting, or other applicable costs triggered by the Change of Control or Liquidity Event. Notwithstanding the above, in the event of Consultant’s termination for Cause, or upon Consultant’s voluntary resignation, no further Liquidation Fees shall be payable to Consultant after such date of termination; provided, that where the right to acquire any such Liquidation Fees accrued prior to the date of such termination, Consultant shall still be entitled to such Liquidation Fees.

By way of example, if Net Proceeds in any instance were equal to $1mm, the following would be the distribution in respect thereof:

$900,000 (90%) in respect of Senior Debt

$100,000 (10%) to Consultant for Liquidation Fees

5.	Effect of Termination on Hershey Shares and/or Liquidation Fees. The parties expressly agree that in the event of non-renewal of this Agreement, or termination of Consultant by the Company, whether on its own via Board or other action, for any reason other than for Cause, the full amount of Liquidation Fees, as applicable as provided herein, shall be due and payable to Consultant, whether during the Term or at any time thereafter, notwithstanding Consultant no longer being retained by the Company. Furthermore, upon any such termination, Consultant shall receive the following as promptly as practicable following the date of termination, but in no event later than ten (10) business days thereafter: (i) all consultancy fees set forth in Section 3(a) above for the full remainder of the Term (as defined below) then in effect in a single lump sum; and (ii) the full number of Hershey Shares as contemplated in Section 3(b) above.

6.	Limitation of Liability. The Company’s liability hereunder shall be limited to payment to Consultant of the amount as set forth above pursuant to this Agreement. All liability relating to withholding and payment of taxes and similar charges related to such compensation shall be Consultant’s sole responsibility.

7.	Term. This Agreement shall remain in full force and effect for a term of two (2) years to commence effective as of the date hereof (the “Initial Term”). The Initial Term will automatically renew for successive two-year periods unless either party provides written notice of termination not less than sixty (60) days in advance of the expiration thereof. The Initial Term and any such extensions are hereby referred to as the “Term.”

8.	Compliance with the Company’s Instructions. In his performance of the Services, Consultant shall comply with such reasonable instructions as the Board may from time to time submit to Consultant.

9.	Standard of Performance. Consultant will perform the Services in a good and workmanlike manner, and in accordance with the highest professional standards and practices normally exercised by professional consultants performing services of a similar nature. Consultant shall also conduct his activities in accordance with all relevant laws, regulations, decrees and/or official government rules and orders.

10.	Confidentiality; Work Product.

a.	Consultant acknowledges that the continued success of the Company and its subsidiaries and affiliates, depends upon the use and protection of a large body of confidential, proprietary, and/or trade secret information. All such confidential, proprietary and trade secret information now existing or developed during the term of Consultant’s consultancy hereunder will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted broadly to include all information of any sort (whether embodied in a tangible or intangible form) that is (i) related to the Company’s or its subsidiaries’ business and (ii) not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by Consultant during the course of his performance under this Agreement concerning the business and affairs of the Company and its Subsidiaries and affiliates, information concerning acquisition opportunities in or reasonably related to the Company’ or its subsidiaries’ or affiliates’ business or industry of which Consultant becomes aware during Consultant’s consultancy with the Company, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Consultant’s course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, confidential Consultant lists and contact information, compensation and incentive structures and strategies, confidential information concerning sales, including volumes, pricing, and margins, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Consultant agrees that he shall not disclose to any unauthorized person or use for her own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Consultant’s improper acts or omissions to act; (ii) was independently developed by Consultant without reference to any Confidential Information; (iii) was furnished or disclosed to the Consultant by a third party under circumstances where Consultant believed, after reasonable inquiry, that such third party was free of any obligation of confidentiality regarding the Confidential Information; or (iv) is required to be disclosed pursuant to any applicable law, regulation or court order. Consultant agrees that he shall not disclose any Confidential Information after his consultancy ends. If requested by the Company in writing, Consultant agrees to deliver to the Company at the end of Consultant’s consultancy with the Company, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof and all electronic data residing on any electronic device) relating to the business of the Company or its Subsidiaries or affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control, provided that Consultant may retain copies of Consultant’s personnel information, such as performance evaluations, payroll information and the like.

b.	Consultant shall promptly notify the Company of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Consultant or any other person or entity of which Consultant becomes aware. Consultant shall cooperate fully with the Company in the procurement of any protection of the Company’s rights to or in any of the trade secrets or Confidential Information.

c.	Upon reasonable request by Company, Consultant shall execute a separate agreement between the parties hereto made a part hereof covering, among other things, non-disclosure and assignment of inventions.

11.	Termination of Services. Promptly upon the termination of this Agreement, Consultant shall deliver to the Company all originals and copies of all records and work product obtained or generated by Consultant in the course of performing the Services, and will promptly deliver to the Company (or at the Company’s request, destroy) all of the confidential information in Consultant’s possession, including, but not limited to, all copies, reproductions, summaries, analyses or extracts thereof or based thereon stored in any medium whatsoever, including, but not limited to, the hard drives of any computer system; provided, that Consultant shall be permitted to retain a list of the items furnished for purposes of documenting such delivery, and provided further that Consultant shall be entitled to retain his own records of invoices submitted and payments received with respect to such Services.

12.	Equitable Remedies. Consultant acknowledges and agrees that this Agreement involves valuable trade secret and other proprietary rights of the Company and that the Company’s remedies at law for any breach or threatened breach by Consultant of the covenants contained herein will be inadequate, and, accordingly, Consultant consents that, in addition to such other remedies as may be available to the Company at law or in equity, the Company shall be entitled to seek equitable relief by way of injunction issued by any court of competent jurisdiction, without bond or other security, if Consultant breaches or threatens to breach any of the provisions of this Agreement. Furthermore, Consultant agrees that any and all work product, including, but not limited to, documents, computer software, files, recordings, and photographs relating thereto, which Consultant may possess or have under its custody or control, are held by Consultant in constructive trust for the Company, and that any court of competent jurisdiction may summarily liquidate such trust on behalf of the Company.

13.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to principles of conflicts or choice of laws thereof; federal and state courts located in the State of Colorado shall have exclusive jurisdiction with respect to any dispute or proceeding arising out of or relating to this Agreement, and the Company and Consultant hereby submit to the exclusive jurisdiction of such courts.

14.	Notices. All notices to be provided pursuant to this Agreement (and any consents permitted by the terms of this Agreement) shall be in writing and delivered by hand, or sent by overnight courier or registered mail, return receipt requested to the address as set forth on the first page of this Agreement or such other address as may be properly noticed; or via email.

15.	Successors and Assigns. It is understood and agreed by the parties hereto that the Services to be provided by Consultant hereunder are personal to Consultant, and that Consultant shall not be entitled to assign his rights or obligations hereunder without having obtained the Company’s prior written consent thereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including in the case of individuals, their heirs, executors and administrators.

16.	Amendment. Except by an instrument in writing signed by the parties, this Agreement may not be amended or modified in any respect, except as expressly provided herein.

17.	Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements between the parties, whether written, oral or otherwise.

18.	No Waiver. It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof by such party, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

19.	Relationship Between Consultant and the Company. The relationship of Consultant to the Company under this Agreement shall be that of independent contractor. No provision of this Agreement is intended to or shall be construed as creating an employment, mutual agency, joint venture, partnership or other fiduciary relationship between the parties hereto, or as entitling Consultant or any of his agents or affiliates to any compensation or benefits as an employee, except as expressly provided in this Agreement. The Company expressly agrees and acknowledges that Consultant is permitted to commence or continue with other business activities, provided such activities do not conflict with this Agreement.

20.	Signing in Counterparts; Email Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Transmission by email scan shall be sufficient for delivery hereof.

[Signature Page follows immediately]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TREES CORPORATION

By:
Name:	David R. Fishkin
Title:	General Counsel

Hershey Management 1, LLC

By:
Name:	Adam Hershey
Title:	Managing Member